COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

                                                          AT RICHMOND, NOVEMBER 9, 2001

APPLICATION OF

THE POTOMAC EDISON COMPANY                                        CASE NO. PUF010022
d/b/a ALLEGHENY POWER

For continuing approval of money pool
agreement with affiliates

ORDER GRANTING APPROVAL

            On September 10, 2001, The Potomac Edison Company d/b/a Allegheny Power ("Applicant") filed an application with the Commission under Chapter 4 of Title 56 of the Code of Virginia. Applicant requests continuing approval to borrow and lend funds to companies with affiliated interests through a revised Money Pool Agreement (the "Revised Agreement").

           Applicant most recently received Commission approval to borrow and lend funds to companies with affiliate interests ("the Money Pool") in Case No. PUF000012 by Order dated June 12, 2000. According to Ordering Paragraph (2) of that Order, Applicant is required to seek subsequent approval from the Commission if terms and conditions of the Money Pool Agreement approved in Case No. PUF000012 should change.

            The instant application states that, due to the recent acquisition of a regulated public utility company by

Applicant's parent company, Allegheny Energy, Incaffiliate, Monongahela Power Company., the list of participants in the Revised Agreement has increased. The requested change adds Mountaineer Gas Company as a participant in the Money Pool. All other terms and conditions remain unchanged.

           THE COMMISSION, upon consideration of the application and having been advised by its Staff, is of the opinion and finds that approval of the application is in the public interest.

          Accordingly, IT IS ORDERED THAT:

           1)         Applicant is hereby authorized to participate in the Money Pool under the Revised Agreement, under the terms and conditions and for the purposes as set forth in the application.

           2)        Applicant shall seek subsequent approval from the Commission if the terms and conditions of the Revised Agreement approved herein should change.

           3)         The approval granted herein shall not preclude the Commission from exercising the provisions of Sections 56-78 and Sections 56-80 of the Code of Virginia hereafter.

           4)         The Commission reserves the right, pursuant to Sections 56-80 of the Code of Virginia, to examine the books and records of any affiliate in connection with the authority granted herein, whether or not such affiliate is regulated by this Commission.

           5)          The approval of this application shall have no implications for ratemaking.

           6)          Should Applicant request any changes to the Money Pool from the Securities and Exchange Commission ("SEC"), Applicant shall file with the Commission's Division of Economics and Finance a copy of Form U-1 or Form U-1A filed with the SEC within ten (10) days of such filing.

           7)          There appearing nothing further to be done in this matter, it is hereby dismissed.

           AN ATTESTED COPY hereof shall be sent to the Applicant, attention Philip J. Bray, Esquire, 10435 Downsville Pike, Hagerstown, Maryland 21740; and to the Division of Economics and Finance of the Commission.